Exhibit 99.1

Ur-Energy Releases 2015 Year End Results

Littleton, Colorado (PR Newswire – February 26, 2016) Ur-Energy Inc. (NYSE MKT:URG TSX:URE,) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2015, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the audited consolidated financial statements, free of charge, upon request to the Company.

Commenting on the operational performance of Lost Creek and Ur-Energy in 2015, the Company’s Chair and Executive Director, Jeff Klenda stated, “During 2015, we successfully continued our refinement of production operations at our flagship Lost Creek Project while increasing our resource base and mine life. Despite difficult market conditions, we continued to focus on moving production into sales and reducing our risk and exposure where possible. To that end, our plan in 2016 is to complete our repayment of RMB and begin to develop the next planned mine unit for production. As always, I am proud of the Ur-Energy team and their results-oriented work ethic.”

Financial Results

The Company ended the year with a cash and cash equivalents balance of $1.4 million. We recognized a gross profit of $12.6 million on sales of $41.9 million which represents a gross profit margin of approximately 30%. The Company realized an average price per pound sold of $45.20, as compared to $51.22 in 2014. The decrease was primarily due to spot pricing as our average contract price during 2015 was $49.42. From produced U3O8, our cash cost per pound sold for the year was $16.27 while our total cost per pound sold was $29.53. Respectively, this compares to $19.73 and $34.49 in 2014. During 2015, we purchased 200,000 pounds at $39.39 per pound and our total cost per pound sold, including the purchased pounds, was $31.67. There were no purchased pounds in 2014.

We had an operating loss of $1.9 million after deducting total operating expenses of $14.4 million, which includes exploration and evaluation expenses, development expenses and general and administrative expenses. After recording interest and other expenses, the loss before income taxes for the year was $4.1 million, as compared to $8.7 million in 2014. During 2015, we recorded a $3.3 million tax credit and our final net loss for the year was $0.8 million. There was no tax credit recorded in 2014.

Having completed a bought-deal financing in mid-February 2016, our unrestricted cash position as of February 25, 2015 was $6.8 million.

Lost Creek Production Costs

During 2015, 783,547 pounds of U3O8 were captured within the Lost Creek plant. Of those pounds, 727,245 were packaged in drums and 717,125 pounds of the drummed inventory were shipped to the conversion facility where 925,000 pounds were sold to utility customers, including 200,000 pounds of purchased U3O8. The cash cost per pound and non-cash cost per pound for produced uranium presented in the following Production Costs and U3O8 Sales and Cost of Sales tables are non-US GAAP measures. These measures do not have a standardized meaning or a consistent basis of calculation under US GAAP. These measures are used to assess business performance and may be used by certain investors to evaluate performance. Reconciliations of these measure to the GAAP compliant financial statements follow the Production Costs and U3O8 Sales and Cost of Sales tables.

Production figures for the Lost Creek Project are as follows:

Production Costs	Unit		2015 Q4	2015 Q3	2015 Q2	2015 Q1	YTD 2015

Pounds captured		lb	211,717	172,282	207,268	192,280	783,547
Ad valorem and severance tax		$000	$470	$674	$310	$150	$1,604
Wellfield cash cost (1)		$000	$1,017	$990	$830	$1,080	$3,917
Wellfield non-cash cost (1)(2)		$000	$619	$1,087	$1,333	$1,335	$4,374
Ad valorem and severance tax per pound captured	$	/lb	$2.22	$3.91	$1.50	$0.78	$2.05
Cash cost per pound captured	$	/lb	$4.80	$5.75	$4.00	$5.62	$5.00
Non-cash cost per pound captured	$	/lb	$2.92	$6.31	$6.43	$6.94	$5.58

Pounds drummed		lb	189,480	176,850	183,858	177,057	727,245
Plant cash cost (3)		$000	$1,687	$1,824	$1,983	$1,718	$7,212
Plant non-cash cost (2)(3)		$000	$497	$498	$498	$497	$1,990
Cash cost per pound drummed	$	/lb	$8.90	$10.31	$10.79	$9.70	$9.92
Non-cash cost per pound drummed	$	/lb	$2.63	$2.82	$2.71	$2.81	$2.74

Pounds shipped to conversion facility		lb	181,568	184,380	179,672	171,505	717,125
Distribution cash cost (4)		$000	$128	$80	$141	$145	$494
Cash cost per pound shipped	$	/lb	$0.70	$0.43	$0.78	$0.85	$0.69

Pounds purchased		lb	-	-	200,000	-	200,000
Purchase costs		$000	$-	$-	$7,878	$-	$7,878
Cash cost per pound purchased	$	/lb	$-	$-	$39.39	$-	$39.39

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include the depreciation of plant equipment and related asset retirement obligation costs, and the amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expenses are typically constant for each quarter. The cost per pound from these costs will therefore typically vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Production costs have remained fairly consistent over the past four quarters while the production costs per pound generally decreased during the year. In total, wellfield, plant and distribution cash costs were very consistent quarter on quarter during 2015. The respective cash costs per pound decreased overall during the year and the decreases were primarily driven by increasing levels of production.

U3O8 Sales and Cost of Sales

Sales and cost of sales figures for the Lost Creek Project are presented in the following table:

Sales and cost of sales	Unit		2015 Q4	2015 Q3	2015 Q2	2015 Q1	2015 YTD

Pounds sold		lb	225,000	150,000	404,000	146,000	925,000
U3O8 sales		$000	$7,756	$8,459	$18,213	$7,380	$41,808
Average contract price	$	/lb	$28.49	$66.71	$46.88	$50.55	$49.42
Average spot price (1)	$	/lb	$36.18	$35.75	$36.50	$-	$36.18
Average price per pound sold	$	/lb	$34.47	$56.39	$45.08	$50.55	$45.20

U3O8 cost of sales (2)		$000	$5,931	$4,180	$13,791	$5,390	$29,292
Ad valorem and severance tax cost per pound sold	$	/lb	$2.80	$2.59	$2.78	$4.73	$3.14
Cash cost per pound sold	$	/lb	$15.42	$15.19	$16.15	$18.86	$16.27
Non-cash cost per pound sold	$	/lb	$8.13	$10.09	$10.05	$13.32	$10.12
Cost per pound sold - produced	$	/lb	$26.35	$27.87	$28.98	$36.91	$29.53
Cost per pound sold - purchased	$	/lb	$-	$-	$39.39	$-	$39.39
Average cost per pound sold	$	/lb	$26.35	$27.87	$34.14	$36.91	$31.67

U3O8 gross profit		$000	$1,825	$4,279	$4,422	$1,990	$12,516
Gross profit per pound sold	$	/lb	$8.11	$28.52	$10.94	$13.63	$13.53
Gross profit margin		%	23.5%	50.6%	24.3%	27.0%	29.9%

Ending Inventory Balances
Pounds
In-process inventory		lb	88,788	71,860	79,036	79,284
Plant inventory		lb	30,367	22,455	30,006	25,819
Conversion facility inventory		lb	63,776	102,782	66,314	82,021
Total inventory		lb	182,931	197,097	175,356	187,124

Total cost
In-process inventory		$000	$994	$1,121	$1,219	$1,368
Plant inventory		$000	$742	$712	$850	$761
Conversion facility inventory		$000	$1,609	$3,025	$1,815	$2,573
Total inventory		$000	$3,345	$4,858	$3,884	$4,702

Cost per pound
In-process inventory	$	/lb	$11.20	$15.60	$15.42	$17.25
Plant inventory	$	/lb	$24.43	$31.71	$28.33	$29.47
Conversion facility inventory	$	/lb	$25.23	$29.43	$27.37	$31.37

Notes:

1.	There were no spot sales in 2015 Q1.
2.	Costs of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production Costs table) adjusted for changes in inventory values.

U3O8 sales of $41.8 million for the year were based on selling 925,000 pounds at an average price of $45.20, which resulted from meeting all of our contractual delivery requirements (630,000 pounds at an average price of $49.42 per pound) combined with additional spot sales (295,000 pounds at an average price of $36.18 per pound). Additionally, we recognized $0.1 million of disposal fees at the Shirley Basin Project. This resulted in total sales of $41.9 million as reported in the financial statements.

At the end of the year, we had approximately 63,776 pounds of U3O8 at the conversion facility at an average cost per pound of $25.23. Roger Smith, Chief Financial Officer, commented, “We are pleased to note the decreasing trend in our cost per pound figures for the year culminating with our ending conversion inventory having reached $25.23 per pound, which compares very favorably to the ending cost per pound of $39.14 in 2014. I wish to congratulate the operating teams at Lost Creek for their efforts to control costs and increase production, which enabled us to meet our contractual commitments at very respectable margins.”

The following table shows the average cost per pound of the conversion facility pounds.

Ending Conversion Facility Inventory Cost Per Pound Summary	Unit		2015	2014

Ad valorem and severance tax cost per pound	$	/lb	$2.66	6.27
Cash cost per pound	$	/lb	$15.39	19.21
Non-cash cost per pound	$	/lb	$7.18	13.66
Total cost per pound	$	/lb	$25.23	39.14

US GAAP Reconciliations

Cash costs, non-cash costs and per pound calculations are non-US GAAP measures we use to assess business performance. To facilitate a better understanding of these measures, the tables below present a reconciliation of these measures to the financial results as presented in our financial statements.

Average Price Per Pound Sold Reconciliation	Unit		2015 Q4	2015 Q3	2015 Q2	2015 Q1	2015 YTD

Sales per financial statements		$000	$7,786	$8,491	$18,213	$7,387	$41,877
Less disposal fees		$000	$(30)	$(32)	$-	$(7)	$(69)
U3O8 sales		$000	$7,756	$8,459	$18,213	$7,380	$41,808

Pounds sold - produced		lb	225,000	150,000	204,000	146,000	725,000
Pounds sold - purchased		lb	-	-	200,000	-	200,000
Total pounds sold		lb	225,000	150,000	404,000	146,000	925,000

Average price per pound sold	$	/lb	$34.47	$56.39	$45.08	$50.55	$45.20

Total Cost Per Pound Sold Reconciliation	Unit		2015 Q4	2015 Q3	2015 Q2	2015 Q1	2015 YTD

Ad valorem & severance taxes		$000	$470	$674	$310	$150	$1,604
Wellfield costs		$000	$1,636	$2,077	$2,163	$2,415	$8,291
Plant and site costs		$000	$2,184	$2,322	$2,481	$2,215	$9,202
Distribution costs		$000	$128	$80	$141	$145	$494
Inventory change		$000	$1,513	$(973)	$818	$465	$1,823
Cost of sales - produced		$000	$5,931	$4,180	$5,913	$5,390	$21,414
Cost of sales - purchased		$000	$-	$-	$7,878	$-	$7,878
Total cost of sales		$000	$5,931	$4,180	$13,791	$5,390	$29,292

Pounds sold produced		lb	225,000	150,000	204,000	146,000	725,000
Pounds sold purchased		lb	-	-	200,000	-	200,000
Total pounds sold		lb	225,000	150,000	404,000	146,000	925,000

Average cost per pound sold - produced (1)	$	/lb	$26.35	$27.87	$28.98	$36.91	$29.53
Average cost per pound sold - purchased	$	/lb	$-	$-	$39.39	$-	$39.39
Total average cost per pound sold	$	/lb	$26.35	$27.87	$34.14	$36.91	$31.67

[1]	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above production cost table.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table summarizes the results of operations for the years ended December 31, 2015 and 2014 (in thousands of U.S. dollars):

	Year ended December 31,
	2015	2014
	$	$

Sales	41,877	29,349
Cost of sales	(29,292)	(17,858)
Gross profit	12,585	11,491
Exploration and evaluation expense	(2,853)	(3,277)
Development expense	(5,358)	(7,672)
General and administrative expense	(5,715)	(6,541)
Accretion expense	(515)	(497)
Write-off of mineral properties	-	(483)
Net profit (loss) from operations	(1,856)	(6,979)
Interest income (expense) (net)	(2,557)	(2,699)
Warrant mark to market gain	307	946
Loss from equity investment	(8)	(5)
Foreign exchange loss	(1)	(12)
Other income	5	-
Loss before income taxes	(4,110)	(8,749)
Income tax recovery (net)	3,315	-
Net loss	(795)	(8,749)

Loss per share – basic and diluted	(0.01)	(0.07)

Revenue per pound sold	45.20	51.22

Total cost per pound sold	(31.67)	(34.49)

Gross profit per pound sold	13.53	16.73

Continuing Guidance for 2016

As a result of the continuing low spot price environment, we will once again maintain production at levels that will be consistent with our 2016 contractual sales obligations, which are 662,000 pounds at an average realizable price of $47.61 per pound.

Our current production target for 2016 is to maintain an average production rate of approximately 60,000 pounds per month. Currently, we expect to produce (dry and drum) between 650,000 and 750,000 pounds of U3O8 in 2016. Our production rate may be adjusted based on operational refinements, and indicators in the market, including uranium spot and term pricing, and other factors.

In 2015, we sold 925,000 pounds of U3O8 at an average price per pound of $45.20. Our gross margin per pound sold in 2015 was $13.53, or approximately 30%. On a cash basis (including ad valorem and severance taxes), our gross margin per pound sold for uranium produced in 2015 was $25.79, or approximately 57%. We expect similar margins in 2016 depending on the number and price of any spot sales made.

In January, 2016, production head grade continued to exceed technical projections averaging levels of 88.1 mg/l U3O8. During January, 60,643 pounds of U3O8 were captured within the Lost Creek plant and 65,099 pounds were packaged in drums.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. The Company has begun to submit applications for permits and licenses to operate Shirley Basin. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey T. Klenda, Chair, Executive Director
866-981-4588	866-981-4588
rich.boberg@ur-energy.com	jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of production and continued maintenance of steady state operations at the Lost Creek facility; ability to meet production targets and to timely deliver into existing contractual obligations; ability to deliver into spot sales as needed and as the market conditions warrant; the ability to realize the technical and economic viability of the Lost Creek and Shirley Basin projects as set forth in the respective PEAs for the two projects) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.